Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	rargueta@quidel.com

QUIDEL REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS
SAN DIEGO, CA – August 7, 2018 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Highlights

•	Total revenue was $103.2 million as compared to $38.3 million in the second quarter of 2017.

•	Cardiac Immunoassay revenue was $69.9 million.

•	Influenza revenue was $5.5 million as compared to $10.1 million in the second quarter of 2017.

•	Reduced debt by an additional $98.6 million through convertible note exchange and accelerated Senior Credit Facility debt payment.

•
Reported GAAP EPS of $(0.08) per share in the second quarter of 2018, as compared to $(0.35) per share in the second quarter of 2017 and reported non-GAAP EPS of $0.36 per diluted share in the second quarter of 2018, as compared to $(0.12) per share in the second quarter of 2017.

Second Quarter 2018 Results
Total revenue for the second quarter of 2018 was $103.2 million, versus $38.3 million for the second quarter of 2017. The 170% increase in sales from the second quarter of 2018 was driven by incremental revenue from the acquired Cardiac Immunoassay business, that was partially offset by a 24% decline in the Rapid Immunoassay business, due to an earlier end to the Influenza season in 2018 than in 2017.

Cardiac Immunoassay revenue, which includes revenue from the Triage, Triage Toxicology and Beckman BNP products acquired in October 2017, totaled $69.9 million in the second quarter of 2018. Rapid Immunoassay product revenue (which includes QuickVue, Sofia and Eye Health products) decreased 24% in the second quarter of 2018 to $16.7 million, due in large part to a $4.5 million decrease in Influenza revenue from the second quarter of 2017. Molecular Diagnostic Solutions revenue increased 22% to $3.9 million, led by 103% revenue growth from Solana, our instrumented molecular diagnostic system. Specialized Diagnostic Solutions revenue, which includes revenue from Virology/DHI, Specialty and Other, decreased 3% from the second quarter of 2017 to $12.7 million.

“We delivered another successful quarter, marked by strong demand for our Cardiac Immunoassay products internationally and better-than-expected performance from our Cardiac business overall. As anticipated, demand for Respiratory Immunoassay products was lower as the Influenza season came to an end,” said Douglas Bryant, president and CEO of Quidel Corporation.

"Operationally, we achieved a number of milestones during the second quarter. First, we shipped our 10,000th Sofia 2 instrument, a testament to the demand for the new system and the power of the Sofia brand. Sofia 2 now accounts for about a third of all Sofia placements in the field. Second, integration of the acquired Triage businesses remains on track, highlighted by the grand opening of our shared service center in Galway, Ireland, which will support our customers and commercial teams across the EMEA region, allowing us to roll off transition service agreements in more than 30 countries and strengthen our international presence. Third, we further de-levered the business by retiring $38.6 million in debt through the exchange of convertible notes for shares, and by an accelerated payment of $60.0 million in cash on our Senior Credit Facility. We are optimistic as we enter the second half of the year and remain focused on delivering long-term growth and creating value for our shareholders.”

Gross Profit in the second quarter of 2018 increased to $57.7 million, driven by the addition of the Cardiac Immunoassay products from the acquisition of the Triage and BNP Businesses in October 2017. Overall, gross margin for the quarter was 56% as compared to 49% for the same period last year, due to improved product mix and increased production volumes. Amortization of intangibles reduced the gross margin by 2 percentage points, and the Triage/BNP inventory step-up of fair value did not impact the consolidated gross margin. R&D expense increased by $5.7 million in the second quarter as compared to the same period last year, primarily due to incremental expense for the Triage and Beckman BNP Businesses, as well as increased investment for the Savanna molecular diagnostic platform. Sales and Marketing expense increased by $14.5 million in the second quarter of 2018, as compared to the second quarter of 2017, largely due to incremental personnel costs associated with the international Triage business. G&A expense increased by $4.7 million in the quarter, primarily due to additional costs associated with the Triage and BNP Businesses, change in fair value of acquisition contingencies of $0.7 million, increased compensation costs and legal fees. Acquisition and Integration Costs were $4.9 million, driven by integration activities associated with the Triage and BNP Businesses. The loss on extinguishment of debt includes one-time costs of $1.6 million related to the partial write down of unamortized debt issuance costs related to the Senior Credit Facility, and $0.8 million loss associated with the Convertible Senior Note exchange agreements.

Net loss for the second quarter of 2018 was $3.1 million, or $(0.08) per diluted share, as compared to net loss of $11.8 million, or $(0.35) per diluted share, for the second quarter of 2017. On a non-GAAP basis, net income for the second quarter of 2018 was $15.4 million, or $0.36 per diluted share, as compared to net loss of $4.0 million, or $(0.12) per diluted share, for the same period in 2017.

Results for the Six Months Ended June 30, 2018
Total revenue for the six-month period ended June 30, 2018 was $272.3 million, versus $112.0 million for the same period in 2017. The 143% increase in sales was driven by $138.3 million in incremental revenue from the acquired Cardiac Immunoassay business, as well as 22% revenue growth from the Rapid Immunoassay business, primarily driven by $70.2 million in sales of Influenza immunoassay products.

Cardiac Immunoassay revenue, which includes revenues from the Triage, Triage Toxicology and Beckman BNP products acquired in October 2017, totaled $138.3 million in the six-month period ended June 30, 2018. Rapid Immunoassay product revenue increased 22% in the six-month period ended June 30, 2018 to $97.4 million. This was led by a 92% rise in Sofia revenue, while QuickVue sales declined 32% from the same period of 2017. Molecular Diagnostic Solutions revenue increased 43% to $9.1 million, led by 141% revenue growth from Solana, our instrumented molecular diagnostic system. Specialized Diagnostic Solutions revenue increased 6% from the six-month period ended June 30, 2018 to $27.6 million.

Gross Profit in the six-month period ended June 30, 2018 increased to $163.9 million, the result of increased sales volumes associated with the acquired Triage and BNP Businesses and Rapid Immunoassay products, as well as favorable product mix. Gross margin for the six-month period ended June 30, 2018 was flat to prior year, at 60%. Included in the 2018 gross margin is the one-time impact of the Triage/BNP inventory step-up of fair value which reduced the consolidated gross margin by 1 additional percentage point. R&D expense increased by $10.4 million in the six-month period ended 2018 as compared to the same period last year, primarily due to the acquired Triage business, and additional investments made on the Savanna molecular diagnostic platform. Sales and Marketing expense increased by $28.8 million in the six-month period ended 2018, as compared to the same period in 2017, largely due to incremental costs associated with the international Triage business, as well as higher compensation costs associated with improved company performance. G&A expense increased by $8.1 million, primarily due to costs associated with Triage and BNP Businesses, higher compensation costs, and legal fees. Acquisition and Integration Costs were $8.4 million in the period and represented integration costs associated with the Triage and BNP Businesses. The loss on extinguishment of debt includes one-time costs of $4.7 million related to the partial write down of unamortized debt issuance costs related to the Senior Credit Facility, and $2.3 million loss associated with the Convertible Senior Note exchange agreements.

Net income for the six-month period ended June 30, 2018 was $30.9 million, or $0.81 per diluted share, as compared to net income of $2.4 million, or $0.07 per diluted share, for the same period in 2017. On a non-GAAP basis, net income for the six months ended June 30, 2018 was $69.7 million, or $1.65 per diluted share, as compared to net income of $11.3 million, or $0.33 per diluted share, for the same period in 2017.

Non-GAAP Financial Information
The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles, non-cash interest expense, impact of the valuation allowance for deferred tax assets and certain non-recurring items on income and net earnings per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted net income (loss) and adjusted net earnings (loss) per share information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the second quarter 2018 results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial 877-930-5791, or from outside the U.S. dial 253-336-7286, and enter the audience pass code 485-7326.

A live webcast of the call can be accessed on the Investor Relations section of the Quidel website (http://ir.quidel.com). The website replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) today by dialing 855-859-2056 from the U.S., or by dialing 404-537-3406 for international callers, and entering pass code 485-7326.

About Quidel Corporation
Quidel Corporation serves to enhance the health and well-being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the Sofia®, QuickVue®, D3® Direct Detection, Thyretain®, Triage® and InflammaDry® leading brand names, as well as under the new Solana®, AmpliVue® and Lyra® molecular diagnostic brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel's recently acquired Triage® system of tests comprises a comprehensive test menu that provides rapid, cost-effective treatment decisions at the point-of-care (POC), offering a diverse immunoassay menu in a variety of tests to provide healthcare providers with diagnostic answers for quantitative BNP, CK-MB, d-dimer, myoglobin, troponin I and qualitative TOX Drug Screen. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced immunoassay to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices, hospital and reference laboratories, and other alternate sites, like urgent care centers and retail clinics, where healthcare is provided. For more information about Quidel’s comprehensive product portfolio, visit quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation; our reliance on sales of our influenza diagnostic tests; fluctuations in our operating results resulting from the timing of the onset, length and severity of cold and flu seasons, seasonality, government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses, adverse changes in competitive conditions in domestic and international markets, the reimbursement system currently in place and future changes to that system, changes in economic conditions in our domestic and international markets, lower than anticipated market penetration of our products, the quantity of our product in our distributors’ inventory or distribution channels, changes in the buying patterns of our distributors, and changes in the healthcare market and consolidation of our customer base; our development and protection of proprietary technology rights; our development of new technologies, products and markets; our reliance on a limited number of key distributors; intellectual property risks, including but not limited to, infringement litigation; our need for additional funds to finance our capital or operating needs; the financial soundness of our customers and suppliers; acceptance of our products among physicians and other healthcare providers; competition with other providers of diagnostic products; adverse actions or delays in new product reviews or related to currently-marketed products by the U.S. Food and Drug Administration (the “FDA”) or other regulatory authorities or loss of any previously received regulatory approvals or clearances; changes in government policies; our exposure to claims and litigation, including litigation currently pending against us; costs of or our failure to comply with government regulations in addition to FDA regulations; compliance with government regulations relating to the handling, storage and disposal of hazardous substances; third-party reimbursement policies; our failure to comply with laws and regulations relating to billing and payment for healthcare services; our ability to meet demand for our products; interruptions in our supply of raw materials; product defects; business risks not covered by insurance; our exposure to cyber-based attacks and security breaches; competition for and loss of management and key personnel; international risks, including but not limited to, compliance with product registration requirements, exposure to currency exchange fluctuations and foreign currency exchange risk sharing arrangements, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, political and economic instability, taxes, and diversion of lower priced international products into U.S. markets; changes in tax rates and exposure to additional tax liabilities or assessments; risks relating to the acquisition and integration of the Triage and BNP Businesses; Alere’s failure to perform under various transition agreements relating to our acquisition of the Triage and BNP Businesses; that we may incur substantial costs to build our information technology infrastructure to transition the Triage and BNP Businesses; that we may have to write off goodwill relating to our acquisition of the Triage and BNP Businesses; our ability to manage our growth strategy; the level of our indebtedness; the amount of, and our ability to repay, renew or extend, our outstanding debt and its impact on our operations and our ability to obtain financing; that substantially the Senior Credit Facility is secured by substantially all of our assets; our prepayment requirements under the Senior Credit Facility; the agreements for our indebtedness place operating and financial restrictions on the Company; that an event of default could trigger acceleration of our outstanding indebtedness; the effect on our operating results from the trigger of the conditional conversion feature of our Convertible Senior Notes; that we may incur additional indebtedness; increases in interest rate relating to our variable rate debt; dilution resulting from future sales of our equity; volatility in our stock price; provisions in our charter documents, Delaware law and the indenture governing our Convertible Senior Notes that might delay or impede stockholder actions with respect to business combinations or similar transactions; and our intention of not paying dividends. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the Securities and Exchange Commission (the “SEC”) from time to time, should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. Except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Three Months Ended June 30,
Consolidated Statements of Operations:	2018	2017
Total revenues	$103,155	$38,267
Cost of sales	45,487	19,441
Gross profit	57,668	18,826
Research and development	13,284	7,627
Sales and marketing	27,545	13,064
General and administrative	11,500	6,783
Acquisition and integration costs	4,935	2,379
Total costs and expenses	57,264	29,853
Operating income (loss)	404	(11,027)
Other expense, net:
Interest expense, net	(6,839)	(2,778)
Loss on extinguishment of debt	(2,398)	—
Total other expense, net	(9,237)	(2,778)
(Loss) income before income taxes	(8,833)	(13,805)
(Benefit) provision for income taxes	(5,757)	(1,963)
Net (loss) income	$(3,076)	$(11,842)

Basic and diluted loss per share	$(0.08)	$(0.35)
Shares used in basic and diluted per share calculation	37,925	33,500

Gross profit as a % of total revenues	56%	49%
Research and development as a % of total revenues	13%	20%
Sales and marketing as a % of total revenues	27%	34%
General and administrative as a % of total revenues	11%	18%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$16,689	$21,983
Cardiac Immunoassay	69,850	—
Specialized Diagnostic Solutions	12,694	13,070
Molecular Diagnostic Solutions	3,922	3,214
Total revenues	$103,155	$38,267

Condensed balance sheet data:	6/30/2018	12/31/2017
Cash and cash equivalents	$38,675	$36,086
Accounts receivable, net	44,703	67,046
Inventories	59,714	67,078
Total assets	763,501	935,251
Short-term debt	53,421	20,184
Long-term debt	84,729	381,110
Stockholders’ equity	368,908	227,104

	Six Months Ended June 30,
Consolidated Statements of Operations:	2018	2017
Total revenues	$272,298	$111,959
Cost of sales	108,359	44,634
Gross profit	163,939	67,325
Research and development	25,905	15,502
Sales and marketing	56,103	27,287
General and administrative	22,032	13,903
Acquisition and integration costs	8,402	2,431
Total costs and expenses	112,442	59,123
Operating income	51,497	8,202
Other expense, net:
Interest expense, net	(14,689)	(5,603)
Loss on extinguishment of debt	(6,965)	—
Total other expense, net	(21,654)	(5,603)
Income before income taxes	29,843	2,599
(Benefit) provision for income taxes	(1,039)	151
Net income	$30,882	$2,448

Basic earnings per share	$0.84	$0.07
Diluted earnings per share	$0.81	$0.07
Shares used in basic per share calculation	36,586	33,351
Shares used in diluted per share calculation	42,255	34,295

Gross profit as a % of total revenues	60%	60%
Research and development as a % of total revenues	10%	14%
Sales and marketing as a % of total revenues	21%	24%
General and administrative as a % of total revenues	8%	12%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$97,374	$79,516
Cardiac Immunoassay	138,294	—
Specialized Diagnostic Solutions	27,565	26,118
Molecular Diagnostic Solutions	9,065	6,325
Total revenues	$272,298	$111,959

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net (loss) income - GAAP	$(3,076)	$(11,842)	$30,882	$2,448
Interest expense on Convertible Senior Notes, net of tax (a)	—	—	3,361	—
Net (loss) income used for diluted earnings per share, if-converted method	(3,076)	(11,842)	34,243	2,448
Add:
Interest expense on Convertible Senior Notes (a)	1,497	1,375	—	2,741
Non-cash stock compensation expense	3,479	2,138	6,415	4,059
Amortization of intangibles	6,998	2,515	14,859	4,885
Amortization of debt discount and issuance costs on credit facility	284	—	615	—
Non-cash interest expense for deferred consideration	2,608	—	5,401	—
Loss on extinguishment of Convertible Senior Notes	766	—	2,304	—
Loss on extinguishment of Senior Credit Facility	1,631	—	4,660	—
Amortization of inventory step-up of fair value	—	—	3,650	—
Change in fair value of acquisition contingencies	745	—	745	—
Acquisition and integration costs	4,935	2,379	8,402	2,431
Income tax impact of adjustments (a)	(4,355)	(2,940)	(8,940)	(4,940)
Income tax impact of valuation allowance for deferred tax assets	(79)	2,359	(2,622)	(326)
Adjusted net income (loss) for diluted earnings per share, if-converted method	$15,433	$(4,016)	$69,732	$11,298
Diluted (loss) earnings per share:
Net (loss) earnings per share - GAAP	$(0.08)	$(0.35)	$0.81	$0.07
Adjusted net earnings (loss) per share (b)	$0.36	$(0.12)	$1.65	$0.33

(a) Due to the net loss incurred in the second quarter of 2018, interest expense on Convertible Senior Notes and related tax impact are not adjusted for the purposes of calculating GAAP diluted loss per share as the Convertible Seniors Notes are anti-dilutive. The if-converted method was not applicable during 2017 as the Convertible Senior Notes were not convertible.
(b) Adjusted net earnings per share for the second quarter of 2018 was calculated using an adjusted diluted weighted average shares outstanding of 42,562 thousand shares. Adjustments from GAAP diluted weighted average shares outstanding consisted of 2,817 thousand potentially dilutive shares issuable from Convertible Senior Notes and 1,820 thousand potentially dilutive shares issuable from stock options and unvested RSUs.